UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bradley S. Galer, M.D., Executive Vice President and Chief Medical Officer

On December 17, 2013, Zogenix, Inc. (“Zogenix” or the “Company”) announced the appointment of Bradley S. Galer, M.D. as Executive Vice President and Chief Medical Officer, effective immediately.

Dr. Galer, 52, served as President of the Pain Group at Nuvo Research Inc., a specialty pharmaceutical company with three commercialized topically delivered pain products, from December 2009 to December 2013. In this position, he oversaw the strategy and operations of the Pain Group, including its commercialization, drug development activities, business development opportunities and liaising with partners. From November 2007 to November 2009, Dr. Galer served as Vice President and General Manager of the Pain Group at Nuvo Research. Prior to joining Nuvo Research, Dr. Galer was employed at Endo Pharmaceuticals Inc. as Senior Medical Officer and Group Vice President, Scientific Affairs, where he was responsible for the departments of Clinical Research and Operations, Medical Affairs, Pharmacovigilance and Medical Liaison from August 2000 to October 2005. He and his team successfully filed new drug applications for Opana ER/IR and Depodur and were instrumental in the clinical and regulatory success of Lidoderm. Dr. Galer has also held numerous other industry positions, along with academic and clinical positions. Dr. Galer received his medical doctorate and a neurology residency at Albert Einstein in New York and two Pain Fellowships, at Memorial Sloane-Kettering in New York and University of California, San Francisco. He also attended the Executive Pharmaceutical Business Programs at both Wharton and Harvard Business School.

Upon the commencement of Dr. Galer’s employment with the Company, he was granted options to purchase 425,000 shares of common stock of the Company pursuant to Zogenix’s Employment Inducement Equity Incentive Award Plan, which provides for the granting of equity awards to new employees of the Company. The options have a ten-year term and an exercise price equal to $3.02, the fair market value of Zogenix common stock on the date of grant. The options vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the three years thereafter. The award was approved by the independent compensation committee of Zogenix’s board of directors and was granted as an inducement material to Dr. Galer entering into employment with Zogenix in accordance with Nasdaq Marketplace Rule 5635(c)(4).

In connection with his appointment, the Company and Dr. Galer entered into an employment agreement (the “Employment Agreement”), effective as of December 17, 2013.

Under the Employment Agreement, Dr. Galer’s initial annual base salary will be $335,000, which amount will be subject to increase each year at the discretion of the board of directors of the Company (the “Board”) or an authorized committee thereof. Commencing in 2014, Dr. Galer will also be eligible to participate in an annual incentive program established by the Board. Dr. Galer’s target annual incentive compensation under such incentive program will be 45% of his then-applicable annual base salary. The annual bonus payable will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board. Dr. Galer will also receive a one-time signing bonus of $60,000, subject to a right of repayment should he leave the Company prior to December 17, 2014. Dr. Galer is also entitled to reimbursement for relocation expenses, up to a total of $100,000, subject to a right of repayment should he leave the Company prior to June 30, 2015.

Pursuant to the Employment Agreement, if the Company terminates Dr. Galer’s employment without “cause” or if Dr. Galer resigns for “good reason” (each as defined in the Employment Agreement) or Dr. Galer’s employment is terminated as a result of his death or following his permanent disability, Dr. Galer or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had Dr. Galer remained continuously employed by the Company during such period.

If Dr. Galer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a “change in control” (as defined in the Employment Agreement) or 12 months following a change in control, Dr. Galer shall be entitled to receive a lump sum cash payment in an amount equal to his “annual bonus” (as defined in the Employment Agreement) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of Dr. Galer’s outstanding unvested stock awards shall be automatically accelerated and, in the event Dr. Galer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of Dr. Galer’s outstanding unvested stock awards shall be automatically accelerated.

The Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

***

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the Employment Agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the fiscal year ending December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: December 18, 2013	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary